Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-32777 of Arch Coal, Inc. on Form S-8 of our report dated June 29, 2010 with respect to the financial statements and supplemental schedule of the Arch Coal, Inc. Employee Thrift Plan included in this Annual Report on Form 11-K for the year ended December 31 , 2009.
/s/ RubinBrown LLP
St. Louis, Missouri
June 29, 2010